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Exhibit 10.12
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Canyon Capital, Inc.
24012 Calle De La Plata, Suite 310
P.O. Box 3710
Laguna Hills, Ca.  92654
Attention:  Thomas O'Connor, President

American Commercial Credit Corp.
P.O. Box 13428
Reading, Pa. 19612
Attention:  A.A. Haberberger, President

RE:  Operating Agreement/Recourse and Remarketing Agreement

Gentlemen:

Background:

Reference is made to a "Recourse and Remarketing Agreement" dated November 14, 1986 ("Remarketing Agreement") and an "Operating Agreement" dated the same date ("Operating Agreement") entered into between Canyon Capital, Inc. ("Canyon") and Business Cards Tomorrow, Inc. ("BCT"). The Operating Agreement was amended by letter agreement between Canyon and BCT dated November 20, 1986. For purposes of this letter agreement, the Remarketing Agreement and the Operating Agreement shall sometimes be referred to collectively as the "Agreements".

The Agreements relate to equipment purchased by Canyon from BCT ("Equipment"), which Equipment was purchased for the sole purpose of leasing said Equipment under full payout finance leases ("Leases") between Canyon and the respective lessees thereunder ("Lessees"), and concern various matters related to the purchase of the Equipment. These matters include but are not limited to: the furnishing of credit information by BCT to Canyon regarding prospective Lessees; Canyon's agreement to purchase equipment and provide financing to licensees of BCT, said financing to be provided within the discretion of Canyon; establishment of a loss reserve pool ("Pool"); procedures for additional funds to be provided to the Pool both by Canyon and by BCT; procedures to be followed in the event of a default by a Lessee, including Canyon being entitled to draw funds from the Pool and having a limited right of indemnification from BCT; remarketing procedures in the event of Equipment coming off lease at the end of the term, or Equipment being repossessed, including compensation payable to BCT.

BCT understands that Canyon is about to be purchased by American Commercial Credit Corp. ("ACCC") and subsequently merged into ACCC, and that ACCC is requesting the assurance of BCT of its continued performance under the Agreements, notwithstanding the merger between ACCC and Canyon and any future termination of the Operating Agreement. BCT has agreed to do so under the terms and conditions of this letter agreement. Accordingly, subject to the consummation of the purchase of Canyon by ACCC, it is agreed between BCT, Canyon and ACCC as follows:

1. Future Purchase of Equipment. ACCC agrees that for a period of no less than six months after closing of its purchase of Canyon, ACCC and its affiliate, AEL Leasing Co., Inc., ("AEL") shall purchase Equipment from BCT for purposes of leasing same under finance leases to franchisees of BCT, in their discretion, all subject to the credit and business standards (including amounts of concentration) which were employed by Canyon over the past year in the purchase of Equipment and furnishing of financing to franchisees of BCT.
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2.  Acknowledgment of BCT Performance.  BCT acknowledges that it shall be bound by its obligations under the terms of the Agreements with regard to those Leases (and Equipment subject thereof) existing as of the date of this letter, and/or entered subsequently to the date of this letter between Canyon, ACCC and AEL and the Lessees thereunder, in which BCT is the supplier of the Equipment (whether the Lessee shall be the original user of the Equipment or has assumed the Lease) notwithstanding any future termination of the "Operating Agreement" between Canyon/ACCC and BCT.

3. Obligations Accrued as to Existing Lessees. BCT further acknowledges that the obligations of BCT under the Agreements be deemed to have accrued with regard to those Leases (and Equipment subject thereof) existing as of the date of this letter, and/or entered subsequently to the date of this letter between Canyon, ACCC and AEL and the Lessees thereunder, shall continue to exist in full force and effect with regard to those Lessees following any termination of the Operating Agreement by either party, including but not limited to the obligations of remarketing of Equipment and indemnification of ACCC/AEL in the event of default by the Lessee, until the obligations of all such Lessees under said Leases shall have been satisfied in full.

4. AEL and ACCC Obligations and Rights. AEL and ACCC shall be entitled to the benefits of the Agreement, and shall be bound by the obligations of the agreement as such obligations applied by Canyon, as if they were original signatories to the Agreements.

5. No Existing Default by Canyon. BCT hereby acknowledges that Canyon is in compliance with all of the terms and conditions of the Agreements as of the date of this letter, and further that there is no event or condition new existing, or which, if it continued to exist uncured, would constitute a default or event of default by Canyon under the terms of the Agreements. BCT understands that ACCC is specifically relying on this paragraph.

6. Pool Amount. The amount of the Pool as of the date hereof is the sum of $70,283.88. Canyon and BCT agree that this shall be deemed to be the correct amount of the Pool, and that neither shall owe any additional funds on account of any amounts that may have been payable prior to the date hereto, and that no amounts shall be payable except for future contributions payable at the time of the entry of Leases, or future quarterly contributions by Canyon.

7. Ownership of Pool/Periodic Evaluation of Pool Amount. This will confirm that the Pool shall at all times by the property of BCT, subject to the security interest in the Pool in favor of Canyon. Further, this shall confirm that two years from the date of this letter, and every two year anniversary thereafter of this letter, the parties shall evaluate the amount of the Pool. It is agreed that the ratio of outstandings of Leases to the amount of the Pool at the time of each evaluation shall be no less than the ratio of outstandings on Leases to the amount of the Pool as of the date of this letter. As of the date of this letter, the amount of outstandings on Leases is $1,586,331.10, which is a ratio of 22.57:1 in relation to the current amount of the Pool. To the extent that the ratio shall be less than 22.57:1, monies will be remitted to BCT such that the ratio shall become 22.57:1. If the ratio is greater than the current ratio, then no funds will be remitted.

8. Entire Agreement. Except as expressly modified by the terms of this letter, the Agreements shall remain in full force and effect. This represents the entire agreement between the parties with regard to the Agreements, and supersedes all other discussions, letters, memorandums and other agreements.

If you are in agreement with the terms of this letter, please signify by countersigning where provided below.

Agreed:  May 24, 1993

Canyon Capital, Inc.

BCT International, Inc.

American Commercial Credit Corp.